UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2025

BRUNSWICK CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26125 N. Riverwoods Blvd., Suite 500 Mettawa, Illinois	60045-3420
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.75 per share	BC	New York Stock Exchange
NYSE Texas, Inc.
6.500% Senior Notes due 2048	BC-A	New York Stock Exchange
6.375% Senior Notes due 2049	BC-C	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On November 26, 2025, Brunswick Corporation (the “Company”) issued a press release announcing the early tender results for the previously announced tender offer (the “Offer”) to purchase for cash an aggregate principal amount of its outstanding $300 million 5.100% Senior Notes due 2052 (the “Notes”). The Company also announced that it has increased the maximum aggregate principal amount subject to purchase pursuant to the Offer from up to an aggregate principal amount of $50 million to up to a maximum aggregate principal amount of $100 million (such increased aggregate principal amount, the “Tender Cap”).

The Offer is being made exclusively pursuant to an offer to purchase, dated November 12, 2025 (the “Offer to Purchase”), as previously amended, which sets forth the terms and conditions of the Offer. As of 5:00 p.m., Eastern Time, on November 25, 2025 (the “Early Tender Deadline”), $111 million aggregate principal amount of the Notes had been validly tendered and not validly withdrawn in the Offer. Because the aggregate principal amount of all of the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline exceeds the Tender Cap, the Company will not accept for purchase all of the Notes that have been validly tendered and not validly withdrawn and will only accept for purchase Notes with an aggregate principal amount equal to the Tender Cap. Accordingly, Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will be subject to proration as described in the Offer to Purchase. The Company will use a proration rate of approximately 90.2% for such Notes and will accept $100 million aggregate principal amount of such Notes for purchase, adjusted for minimum eligible denominations, as permitted by applicable law. The Company expects the settlement of all Notes accepted for purchase to occur on December 1, 2025, subject to all conditions to the Offer having been satisfied or waived. Since the Offer was fully subscribed as of the Early Tender Deadline, the Company will not accept for purchase any Notes validly tendered after the Early Tender Deadline. The Offer will expire at 5:00 p.m., Eastern Time, on December 11, 2025, unless extended by the Company or the Offer has been earlier terminated. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On November 26, 2025, the Company also issued a press release announcing the pricing of the Offer. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information contained in this Current Report on Form 8-K, and any announcements related to the Offer, shall not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	Press release of the Company, issued November 26, 2025.
99.2	Press release of the Company, issued November 26, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Dated: November 26, 2025	By:	/s/ Ryan M. Gwillim
		Name:	Ryan M. Gwillim
		Title:	Executive Vice President and Chief
Financial and Strategy Officer